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                            UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                             SCHEDULE13G


              Under the Securities Exchange Act of 1934

                       (Amendment No________)*

                  GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.
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                           (Name of Issuer)

                                Common
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                    (Title of Class of Securities)

                              362386104
                          -----------------
                            (CUSIP Number)

                            September 2000
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       (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    /x/ Rule 13d-1(b)
    / / Rule 13d-1(c)
    / / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)
                           Page 1 of 9

CUSIP No. 362386104
--------------------

    1. 	Names of Reporting Persons.
       	I.R.S. Identification Nos. of above persons (entities only)

       	Edward W. Wedbush
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   2. 	Check the Appropriate Box if a Member of a Group
   	(See Instructions)

       	(a) / /
       	(b) /x/
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   3. 	SEC Use Only
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   4. 	Citizenship or Place of Organization

      	California
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     Number of Shares  5. Sole Voting Power            	  64,600
     Beneficially by   ----------------------------------------------
     Owned by Each     6. Shared Voting Power		 338,700
     Reporting         ----------------------------------------------
     Person With:      7. Sole Dispositive Power	  64,600
                       ----------------------------------------------
                       8. Shared Dispositive Power       371,700

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   9.	Aggregate Amount Beneficially Owned by Each Reporting Person

      	338,700
---------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

      	/x/
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   11.  Percent of Class Represented by Amount in Row (11)

     	8.1%
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   12.  Type of Reporting Person (See Instructions)

---------------------------------------------------------------------
      	IN

CUSIP No. 362386104
--------------------

    1. 	Names of Reporting Persons.
       	I.R.S. Identification Nos. of above persons (entities only)

       	E*Capital Corporation
---------------------------------------------------------------------
   2. 	Check the Appropriate Box if a Member of a Group
   	(See Instructions)

       	(a) / /
       	(b) /x/
---------------------------------------------------------------------
   3. 	SEC Use Only
---------------------------------------------------------------------
   4.  	Citizenship or Place of Organization

       	California
---------------------------------------------------------------------
     Number of Shares  	5. Sole Voting Power		181,700
     Beneficially by   ----------------------------------------------
     Owned by Each     	6. Shared Voting Power		338,700
     Reporting         ----------------------------------------------
     Person With:     	7. Sole Dispositive Power	181,700
                       ----------------------------------------------
                     	8.Shared Dispositive Power    	371,700

---------------------------------------------------------------------
   9.	Aggregate Amount Beneficially Owned by Each Reporting Person

      	338,700
---------------------------------------------------------------------
   10. 	Check if the Aggregate Amount in Row (11) Excludes Certain
   	Shares (See Instructions)

      	/x/
---------------------------------------------------------------------
   11. 	Percent of Class Represented by Amount in Row (11)

      	8.1%
---------------------------------------------------------------------
   12.  Type of Reporting Person (See Instructions)

---------------------------------------------------------------------
      	CO

CUSIP No. 362386104
--------------------

    1. 	Names of Reporting Persons.
       	I.R.S. Identification Nos. of above persons (entities only)

       	Wedbush Morgan Securities Employee's Retirement Plan
---------------------------------------------------------------------
   2. 	Check the Appropriate Box if a Member of a Group
   	(See Instructions)

       	(a) / /
       	(b) /x/
---------------------------------------------------------------------
   3. 	SEC Use Only
---------------------------------------------------------------------
   6.  	Citizenship or Place of Organization

       	California
---------------------------------------------------------------------
     Number of Shares  	5. Sole Voting Power		 92,400
     Beneficially by   ----------------------------------------------
     Owned by Each     	6. Shared Voting Power		338,700
     Reporting         ----------------------------------------------
     Person With:    	7. Sole Dispositive Power	 92,400
                       ----------------------------------------------
                     	8.Shared Dispositive Power    	371,700

---------------------------------------------------------------------
   9.	Aggregate Amount Beneficially Owned by Each Reporting Person

      	338,700
---------------------------------------------------------------------
   10. 	Check if the Aggregate Amount in Row (11) Excludes Certain
   	Shares (See Instructions)

      	/x/
---------------------------------------------------------------------
   11.	Percent of Class Represented by Amount in Row (11)

      	8.1%
---------------------------------------------------------------------
   12.	Type of Reporting Person (See Instructions)
---------------------------------------------------------------------

      	EP

Cusip No. 362386104      13G GZA GEOENVIRONMENTAL TECHNOLOGIES, INC.

---------------------------------------------------------------------

Item 1. Name and Address of Issuer.

(a)	This statement relates to the shares of the common stock of
	GZA GEOENVIRONMENTAL TECHNOLOGIES, INC. ("Issuer").

(b)	Issuer's address: 320 Needham Street,
	Newton Upper Falls, MA 02464

Item 2. Filers

(a)  	This statement is filed by E*Capital Corporation ("ECC");
	by Edward W.Wedbush ("EWW"), the chief executive officer of ECC;and Wedbush Morgan Securities Employees' Retirement
	Plans ("EP").

(b)  	Business address of the above filers are as follows:
	ECC - P.O. Box 71029, Los Angeles, CA 90071-0029
	EWW - P.O. Box 30014, Los Angeles, CA 90030
	EP - P.O. Box 30014, Los Angeles, CA 90030

(c)  	ECC is a California corporation and EWW is a citizen of the
	United States of America.  EP is an employee benefit plans.

(d)  	Common stock

(e)     362386104

Item 3. Classification of Filers

(a)--(e)       Not applicable

(f)  	EP is an employee benefit plan.

(g)   	ECC is a holding company.

Item 4. Ownership

(a)  	EWW has sole ownership of 64,600 Shares of the Issuer;
	ECC has sole ownership of 181,700 Shares; and EP has sole ownership of 92,400 Shares.

(b)  	Of the Shares outstanding, EWW owns approximately 1.5%; ECC
	owns approximately 4.3%; and EP owns approximately 2.2%.

(c)  	Number of Shares as to which the filer has:

     	(i)	Sole power to vote:  EWW has sole power to vote on
		64,600 Shares; ECC has 181,700 sole Shares; and EP has 92,400 sole Shares.

     	(ii)	Shared power to vote: EWW has 338,700 Shares; ECC
     		has 338,700 Shares; and EP has 338,700 Shares.

     	(iii) 	Sole power to dispose: EWW has sole power to
          	dispose on 64,600 Shares; ECC has 181,700 Shares to dispose; and EP has 92,400 Shares to dispose.

      	(iv) 	Shared power to dispose;  EWW has 371,700 Shares;
      		ECC has 371,700 Shares; EP has 371,700 Shares.

Item 5. Ownership of Five Percent or Less of a Class.

     	Not applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another.

     	Not applicable.

Item 7. Identification and Classification of Subsidiary which
	Acquired the Securities Being Reported on by the Parent
	Holding Company.

     	Not Applicable.

Item 8.	Identification and Classification of Members of a Group.

Name                  	Category	No.ofShares 	Percentage

E*Capital Corporation	CO          	181,700  	4.3%
Edward W. Wedbush     	IN          	 64,600  	1.5%
WMS PS Retirement Plan 	EP          	 92,400  	2.2%

ECC is the parent company of WMS. EWW is the chief executive officer of ECC. EWW owns a majority of the outstanding Shares of ECC. Accordingly, EWW may be deemed the beneficial owner of Shares owned by ECC. However, beneficial ownership of the Issuer's Shares is hereby disclaimed by EWW.

ECC, EP and EWW disclaim membership in any group with officers or directors of ECC.

Item 9.	Notice of Dissolution of Group.

     	Not applicable.

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                              Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                        E*Capital Corporation


10/12/00
---------------------------
Date


/s/ Edward W. Wedbush
---------------------------
Signature


Edward W. Wedbush/President
---------------------------
Name/Title



                          Edward W. Wedbush


10/12/00
---------------------------
Date


/s/ Edward W. Wedbush
---------------------------
Signature


Edward W. Wedbush
---------------------------
Name/Title

        Wedbush Morgan Securities Employees' Retirement Plans



10/12/00
---------------------------
Date


/s/ Edward W. Wedbush
---------------------------
Signature


Edward W. Wedbush/Trustee
---------------------------
Name/Title